SCHEDULE 14A
                               (Rule 14a-101)
                  INFORMATION REQUIRED IN PROXY STATEMENT
                          SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14(a) of the Securities
                            Exchange Act of 1934

Filed by the Registrant  /X/
Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement         / /  Confidential, for Use of the
                                              Commission Only (as permitted
                                              by Rule 14a-6(e) (2))

/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/X/  Soliciting Material Under Rule 14a-12

                            Cohoes Bancorp, Inc.
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            (Name of Registrant as Specified in Its Charter)


------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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        pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):__________________________________________________________

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FOR IMMEDIATE RELEASE


        COHOES FILES DEFINITIVE PROXY MATERIALS FOR ANNUAL MEETING
        ----------------------------------------------------------

         Company Urges Stockholders to Support Director Nominees
 Discloses That TrustCo and Ambanc Have Not Signed Confidentiality Agreements


COHOES, NY - October 24, 2000 - Cohoes Bancorp, Inc. (Nasdaq:COHB) announced today that it has filed definitive proxy materials with the Securities and Exchange Commission for its November 30, 2000 Annual Meeting of Stockholders and has mailed the materials to its stockholders.

In a letter to stockholders, Harry L. Robinson, President and Chief Executive Officer, urged Cohoes stockholders to vote for the Cohoes Director nominees. "Your Board of Directors has publicly announced that it is exploring all of the Company's strategic options, including a sale of Cohoes Bancorp, Inc. to a larger financial institution...We will duly consider all offers that are received and will treat all interested parties fairly and equally." Referring to indications that TrustCo Bank Corp and Ambanc Holding Co. intend to name their own nominees, Mr. Robinson said, "We are concerned their nominees will have a conflict of interest when considering the terms of any proposal submitted by the bank that nominated them. Because your Board intends to act in the best interests of all stockholders, we believe these hostile actions are unnecessary, are disruptive and may delay or impede our efforts to maximize value for all of our stockholders."

Cohoes also announced that, in connection with its comprehensive examination of strategic options, it has received signed standard confidentiality agreements from several parties interested in a potential transaction with Cohoes. Cohoes said that it also invited TrustCo and Ambanc to participate in the process on the same terms as all other interested parties and sent both organizations the same standard confidentiality agreement. Neither TrustCo nor Ambanc have executed the agreement.

Mr. Robinson said, "The commitment of Cohoes Board of Directors to maximize shareholder value is resolute and multi-pronged. Just last week, we increased the quarterly cash dividend paid to stockholders by 14% and announced our intention to repurchase up to an additional 10% of our stock. And, we continue to actively pursue a sale of the Company. We believe only the existing Cohoes Board can give our


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Cohoes Bancorp / Page 2

stockholders the best chance to get the best value for their investment in Cohoes. We urge stockholders to support the Cohoes nominees and to vote for all Cohoes proposals.

"We are disappointed that TrustCo and Ambanc have not signed a standard confidentiality agreement. This is the same agreement that several other financial institutions have already signed and returned to our investment banker. Even though TrustCo and Ambanc have chosen at this time not to participate in our fair and impartial evaluation of strategic options, we will continue to review any proposals that they may wish to present," Mr. Robinson concluded.

The Company is a unitary holding company which owns all of the capital stock of Cohoes Savings Bank, which maintains a network of 21 full service branch offices in upstate New York. On September 30, 2000, the Company had $739.3 million in assets and $122.8 million in stockholders' equity.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risk and uncertainty. It should be noted that a variety of factors could cause Cohoes' actual results and experience to differ materially from the anticipated results or expectations expressed in the forward-looking statements. Cohoes does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Cohoes intends to file a Solicitation/Recommendation Statement in response to any Tender Offer Statement that may be filed by TrustCo Bank Corp NY. WE URGE INVESTORS TO READ THESE DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain, free of charge, the Solicitation/Recommendation Statement filed by Cohoes at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by Cohoes are available free of charge from the Secretary of Cohoes at 75 Remsen Street, Cohoes, New York 12047, telephone (518) 233-6500.

Cohoes and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the upcoming annual meeting of stockholders. INFORMATION ABOUT THE PARTICIPANTS MAY BE OBTAINED THROUGH THE SEC'S WEBSITE FROM THE PROXY MATERIALS FILED BY COHOES WITH THE SEC.

                                  #  #  #


(A copy of the letter mailed to Cohoes stockholders immediately follows)

                       [COHOES BANCORP LETTERHEAD]

                                                              October 23, 2000

Dear Fellow Stockholder:

  Your Board of Directors has publicly announced that it is exploring all of the Company's strategic options, including a sale of Cohoes Bancorp, Inc. to a larger financial institution. Your Board has engaged Keefe, Bruyette & Woods to assist us in this effort. We are committed to maximizing value for you, our stockholders. We will duly consider all offers that are received and will treat all interested parties fairly and equally.

  Despite your Board's actions, two competing banks have indicated they intend to solicit proxies for their own nominees. We are concerned that their nominees will have a conflict of interest when considering the terms of any proposal submitted by the bank that nominated them. Because your Board intends to act in the best interests of ALL stockholders, we believe these hostile actions are unnecessary, are disruptive and may delay or impede our efforts to maximize value for all of our stockholders.

  Your Board is committed to maximizing stockholder value. We believe that only by supporting your Board of Directors can you be sure of a fair evaluation of the strategic options to maximize value. We urge you to vote "FOR" each of the Board's nominees for director and "FOR" each other matter to be considered on the enclosed BLUE proxy.

  You are cordially invited to attend the Annual Meeting of Stockholders of Cohoes Bancorp, Inc. The meeting will be held at the Cohoes Community Center, 22-40 Remsen Street, Cohoes, New York on Thursday, November 30, 2000 at 4:00 p.m. The matters to be considered by stockholders at the Annual Meeting are described in the accompanying materials.

  It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the meeting in person. We urge you to mark, sign, and date your BLUE proxy today and return it in the envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

  Your vote is important regardless of the number of shares you own.
Please complete, sign and return the accompanying BLUE proxy promptly. Do not return any proxy cards sent to you by our competitors.

  On behalf of the Board of Directors, I thank you for your continued support. If you have any questions, please do not hesitate to contact our proxy solicitor, Regan & Associates, at 1-800-737-3426.

                                Sincerely,

                                Harry L. Robinson
                                President and Chief Executive Officer